Exhibit 99.1

Digital River Appoints Ted Cahall, EVP and Chief Operating Officer, and Thomas Peterson, EVP and General Manager, Commerce

Leadership additions bring deep industry expertise to advance the company’s strategic transformation and growth

MINNEAPOLIS--(BUSINESS WIRE)--October 28, 2013--Digital River, Inc. (NASDAQ: DRIV) announced new additions to its executive leadership team. The company has appointed Ted Cahall as executive vice president and chief operating officer, and Thomas Peterson as executive vice president and general manager of commerce.

To his new role at Digital River, Cahall brings more than 25 years of Internet and technology industry experience, working with companies such as Microsoft Corp., AOL Inc., United Online, Inc., CNET Networks, Bank of America Corporation and AT&T Bell Labs. At Digital River, Cahall will be charged with leading the company’s global product development, engineering, quality assurance, IT and global delivery organizations. Cahall will take up his new post on October 28, 2013.

Joining Digital River most recently from HP and previously IBM, Peterson has more than 30 years of global sales, business development and general management experience, growing new revenue channels as well as working with multinational retailers, branded manufacturers and digital products companies. Peterson will be responsible for leading Digital River’s enterprise and SMB commerce businesses and will begin his new role at the company on November 18, 2013.

“Both with impressive backgrounds and track records of success, Ted and Tom have established themselves as transformational technology and business leaders,” said David Dobson, Digital River’s chief executive officer. “They bring deep experience in our core markets and a strong global perspective to our transformation strategy. We are looking forward to their contributions as we accelerate our transformation, strengthen our competitive position and increase the value we deliver to our customers.”

Ted Cahall joins Digital River from Microsoft, where he served as corporate vice president of MSN and led one of the largest online media networks in the world. Prior to joining Microsoft in 2010, Cahall held various senior executive positions at AOL. His positions included divisional president, executive vice president and chief technology officer, as well as executive vice president and president of the platforms and products business units responsible for AOL Search, MapQuest, commerce channels, publishing, video search, email and mobile. Before AOL, Cahall was an executive vice president and chief operating officer of United Online, a leading provider of consumer products and services over the Internet. At United Online, Cahall had responsibility for multiple U.S. and international social networking sites. Prior to coming to United Online, Cahall was chief technology officer at CNET Networks where he managed the architecture, data centers, infrastructure and software development of more than 30 web properties. Cahall also spent six years at Bank of America, serving as vice president of enterprise architecture and standards, and later as the vice president of engineering for the Internet home banking division. Cahall started his career at AT&T Bell Labs. Cahall holds a Bachelor of Science and Master of Science in electrical engineering and computer science from the University of Illinois at Chicago.

Thomas Peterson comes to Digital River from HP, where he served most recently as executive director of global accounts for the HP enterprise group, working with multinational retailers, branded manufacturers and digital products companies. Before joining HP, Peterson was the president of global retail for Information Resources, Inc. (IRI), a leading global retail shopper behavior, promotion services and pricing strategy consulting firm. Prior to that, Peterson spent 30 years at IBM, most recently as worldwide general manager and executive vice president for the IBM consumer products industry, serving consumer product goods and branded manufacturers. At IBM, he also led sales, marketing and operations for the global retail store solutions division and global computer services organization. Peterson holds a Bachelor of Science in business administration from the University of Minnesota.

About Digital River, Inc.
Digital River, Inc. builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running a global commerce operation. The company’s comprehensive platform offers site development and hosting, order management, global payments, cloud-based billing, fraud management, export controls, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, follow the company on Twitter or call +1 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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CONTACT:
Digital River, Inc.
Media Contact:
Gerri Dyrek, +1 952-225-3719
Group Vice President, Corporate Communications
publicrelations@digitalriver.com
or
Investor Relations Contact:
Melissa Fisher, +1 952-225-3351
Vice President, Corporate Development,
Treasury and Investor Relations
investorrelations@digitalriver.com